SECRETARY OF STATE
                                     [SEAL]
                                STATE OF NEVADA


                                CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that ASIAN ALLIANCE VENTURES, INC. did on October 2,1998 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.


                            IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State at my office, in Carson City, Nevada, on October 5,1998.

                            /s/ Dean Heller


[SEAL]                      Secretary of State

                            By /s/ [ILLEGIBLE]

                            Certification Clerk